EXHIBIT 5
              LAW OFFICES OF LEONARD R. GLASS, P.A.
                         45 Central Ave.
                Tenafly, New Jersey 07670-0579
                         (201) 894-9300

                         May 20, 1998

USCI, Inc.
6115-A Jimmy Carter Boulevard
Norcross, Georgia 30071

Re:  Registration Statement on Form S-3 Under the Securities Act of 1933

Gentlemen:

     We are counsel to USCI, Inc., a Delaware corporation (the "Company"), who has been requested that we render an opinion in connection with a Registration Statement on Form S-3, filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Registration Statement"), covering 11,420,560 shares (the "Shares") of common stock par value $.0001 per share ("Common Stock"), which, in the aggregate, are outstanding, issuable upon the exercise of warrants issued or to be issued, issuable upon the conversion of outstanding convertible notes, issuable upon conversion of 6% Series A and Series B Convertible Preferred Stock ("Preferred Stock") issued or to be issued, and issued or issuable as payment of dividends on the Preferred Stock.

     In that connection, we have examined the Certificate of Incorporation, as amended, the Certificate of Designation for the Preferred Stock, and the By-laws of the Company, the Registration Statement, corporate proceedings of the Company relating to the issuance of the shares, warrants, convertible notes and Preferred Stock, and such other instruments and documents as we have deemed relevant under the circumstances.

     In making the aforesaid examinations, we have assumed the genuineness of all signatures and the conformity to original documents of all copies furnished to us as original or photostatic copies. We have also assumed that the corporate records furnished to us by the Company include all corporate proceedings taken by the Company to date.

     Based upon and subject to the foregoing, we are of the opinion that the Shares have been duly authorized and reserved for issuance and, when issued and paid for in accordance with the terms of the warrants convertible notes and Certificate of Designation for the Preferred Stock, will be validly issued, fully paid and non-assessable.

    Family members of Leonard R. Glass, Esq. beneficially own approximately two (2) percent of the outstanding shares of the Company's Common Stock.

    We hereby consent to the use of our opinion as herein set forth as an exhibit to the Registration Statement and to the use of our name under Item 10, Interests of Counsel, in the Registration Statement.

               Very truly yours,
              /s/ LAW OFFICES OF LEONARD R. GLASS, P.A.
                  LAW OFFICES OF LEONARD R. GLASS, P.A.